                                 EXHIBIT 11(a)
                                _______________

                   COMMERCIAL METALS COMPANY AND SUBSIDIARIES
                   __________________________________________

          CALCULATION OF PRIMARY AND FULLY DILUTED EARNINGS PER SHARE*
          ____________________________________________________________


                       ( In thousands except share data )

                                              Nine Months ended
                                                    May 31,
                                           -------------------------
                                               1996          1995
                                           -----------   -----------
Net earnings                               $    32,854   $    28,020


Weighted average number
   of shares outstanding                    15,116,014    14,924,234

Dilutive effect of stock option and
   purchase plans, after application
   of treasury stock method                    160,184       250,030


Shares used in calculating primary
   net earnings per share                   15,276,198    15,174,264



Earnings per share                         $      2.15   $      1.85











*Fully diluted earnings per share are identical to primary earnings per share.


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